Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

None

SUBSIDIARIES OF THE REGISTRANT FOLLOWING CLOSING OF THE BUSINESS COMBINATION

Name of Subsidiary	Any other names under which Subsidiary does business	State (Country) of Incorporation or Organization
Kernel Group Holdings, Inc.	None	Cayman Islands
AIRO Group Holdings, Inc.	None	Delaware
Old AGI, Inc.	None	Delaware
Aspen Avionics, Inc.	None	Delaware
Agile Defense, LLC	None	Minnesota
Coastal Defense, Inc.	None	Pennsylvania
AIRO Drone, LLC	None	Illinois
Sky-Watch A/S	None	Denmark
Jaunt Air Mobility, LLC	None	Delaware